Exhibit 99.1
CONTACT:
Michael L. Henry
Chief Financial Officer
(714) 414-4003
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES FOURTH QUARTER OPERATING RESULTS; ISSUES FIRST QUARTER GUIDANCE
ANAHEIM, CA/March 15, 2011 -— Pacific Sunwear of California, Inc. (NASDAQ: PSUN, the “Company”), announced today that total sales for the fourth quarter of fiscal 2010 ended January 29, 2011 were $263 million, a decrease of 10% from total sales of $293 million for the fourth quarter of fiscal 2009 ended January 30, 2010. Total Company same-store sales decreased 7% during the fourth quarter of fiscal 2010.
The Company reported a net loss of $35 million, or $(0.53) per share, for the fourth quarter of fiscal 2010 compared to a net loss of $36 million, or $(0.56) per share, for the fourth quarter of fiscal 2009. Results for the fourth quarter of fiscal 2010 reflect the continuing impact of a valuation allowance against the Company’s deferred tax assets. On a comparable non-GAAP basis, using a normalized 38% income tax rate, the Company’s non-GAAP net loss for the quarter was $22 million, or $(0.33) per share.
“Our fourth quarter results ended up in line with the lower guidance that we indicated in early January. Our Men’s business achieved a positive comp for the quarter and year, yet our Women’s business continued its downward trend of the past two years,” said Gary H. Schoenfeld, President and Chief Executive Officer. “While we believe we have made progress in several critical areas, we clearly have much still to accomplish to turn this business around. Among our highest priorities include reestablishing our Spring/Summer Women’s business, mitigating product cost pressures and attracting new customers to PacSun.”
Full Year Results
Total sales for fiscal 2010 ended January 29, 2011 were $930 million, a decrease of 10% from total sales of $1.03 billion during fiscal 2009 ended January 30, 2010. Total Company same-store sales decreased 8% during fiscal 2010. The Company reported a net loss of $97 million, or $(1.46) per share, for fiscal 2010 compared to a net loss of $70 million, or $(1.07) per share, in fiscal 2009. Results for fiscal 2010 reflect the continuing impact of a valuation allowance against the Company’s deferred tax assets. On a comparable non-GAAP basis, using a normalized 37% income tax rate, the Company’s non-GAAP net loss for the year was $60 million, or $(0.91) per share.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

Financial Outlook for First Fiscal Quarter of 2011
The Company’s guidance range for the first quarter of fiscal 2011 contemplates a GAAP net loss per share of $(0.46) to $(0.55) which reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and thus a very low effective tax rate. On a non-GAAP basis, using a normalized effective income tax rate of 36% to 37%, the Company’s guidance range translates to a net loss of $(0.29) to $(0.35) per share for the first quarter of fiscal 2011. The forecasted first quarter GAAP earnings range is based on the following major assumptions:
•	Change in same-store sales of -3% to +2%;

•	Gross margin rate, including buying, distribution and occupancy, of 18% to 20% versus last year’s 22%;

•	SG&A expenses in the range of $67 million to $69 million versus last year’s $73 million; and

•	Minimal income tax expense for the quarter as the Company no longer records income tax benefits against its operating losses.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, Inc. and its subsidiaries (collectively, the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of March 15, 2011, the Company operates 839 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements made by Mr. Schoenfeld in the third paragraph and the statements made under the heading “Financial Outlook for First Fiscal Quarter of 2011.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales declines; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	01/29/11	01/30/10	01/29/11	01/30/10
Net sales	$262,958	$292,562	$929,506	$1,027,101
Gross margin	47,786	66,180	205,386	258,603
Selling, G&A expenses	82,339	94,251	300,530	339,728

Operating loss	(34,553)	(28,071)	(95,144)	(81,125)
Other expense, net	432	96	930	276

Loss before income taxes	(34,985)	(28,167)	(96,074)	(81,401)
Income tax provision/(benefit)	207	8,332	574	(11,099)

Net loss	$(35,192)	$(36,499)	$(96,648)	$(70,302)

Net loss per share:
Basic and Diluted	$(0.53)	$(0.56)	$(1.46)	$(1.07)

Weighted average shares outstanding:
Basic and Diluted	66,107,769	65,629,371	65,988,550	65,442,887

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	01/29/11	01/30/10
ASSETS
Current assets:
Cash & cash equivalents	$63,710	$93,091
Inventories	95,701	89,665
Prepaid expenses	11,669	10,801
Other current assets	4,773	5,365

Total current assets	175,853	198,922

Property and equipment, net	193,180	249,000
Other long-term assets	32,243	29,296

Total assets	$401,276	$477,218

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,028	$38,481
Other current liabilities	42,186	43,742

Total current liabilities	83,214	82,223
Deferred lease incentives	28,553	39,207
Deferred rent	19,786	21,396
Mortgage debt	29,093	—
Other long-term liabilities	26,296	27,714

Total liabilities	186,942	170,540
Total shareholders’ equity	214,334	306,678

Total liabilities and shareholders’ equity	$401,276	$477,218

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FISCAL YEAR ENDED
	01/29/11	01/30/10
Cash flows from operating activities:
Net loss	$(96,648)	$(70,302)
Depreciation and amortization	55,647	70,367
Asset impairment/loss on disposal	16,473	27,980
Non-cash stock based compensation	3,968	6,370
Tax benefit deficiencies related to stock-based compensation	—	(2,044)
Changes in operating assets and liabilities:
Inventories	(6,270)	17,540
Accounts payable and other current liabilities	693	(10,970)
Other assets and liabilities	(14,748)	48,510

Net cash (used in)/provided by operating activities	(40,885)	87,451

Cash flows from investing activities:
Capital expenditures	(17,159)	(23,498)
Proceeds from the sale of property and equipment	—	3,739

Net cash used in investing activities	(17,159)	(19,759)

Cash flows from financing activities:
Proceeds from mortgage borrowings	29,800	—
Proceeds from exercise of stock options	542	727
Payments for mortgage borrowing costs	(1,154)	—
Principal payments under capital lease obligations	(323)	(104)
Principal payments under mortgage borrowings	(202)	—

Net cash provided by financing activities	28,663	623

Net (decrease)/increase in cash and cash equivalents	(29,381)	68,315
Cash and cash equivalents, beginning of period	93,091	24,776

Cash and cash equivalents, end of period	$63,710	$93,091

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	Fiscal 2010	Fiscal 2009

Stores open at beginning of fiscal year	894	932
Stores opened during the fiscal year	2	2
Stores closed during the fiscal year	(44)	(40)

Stores open at end of period	852	894

	01/29/11		01/30/10
		Square Footage		Square Footage
	# of Stores	(000s)	# of Stores	(000s)

PacSun stores	729	2,814	768	2,949
PacSun Outlet stores	123	498	126	508

Total stores	852	3,312	894	3,457
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited, in thousands except share and per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	01/29/11	01/30/10[1]	01/29/11	01/30/10
GAAP net loss	$(35,192)	$(36,499)	$(96,648)	$(70,302)
Valuation allowance	13,517	19,119	36,426	19,119

Non-GAAP net loss	$(21,675)	$(17,380)	$(60,222)	$(51,183)

GAAP net loss per share	$(0.53)	$(0.56)	$(1.46)	$(1.07)
Valuation allowance	0.20	0.29	0.55	0.29

Non-GAAP net loss per share	$(0.33)	$(0.26)	$(0.91)	$(0.78)

Shares used in calculation	66,107,769	65,629,371	65,988,550	65,442,887

[1]	Per share amounts reflected in the table above may not reconcile due to rounding.
Forward-Looking Earnings GAAP to Non-GAAP Reconciliation:

Guidance for the
first quarter of
fiscal 2011
GAAP net loss per share guidance	$(0.46) - $(0.55)

Income tax benefit, excluding valuation allowance[1]	$0.17 - $0.20
Non-GAAP net loss per share guidance	$(0.29) - $(0.35)

[1]	The Company assumed a 36% effective income tax rate against pre-tax operating losses which represents the expected effective tax rate for fiscal 2011 exclusive of any impact from valuation allowances.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated March 15, 2011 contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share for the fourth quarter and full year of fiscal 2010 and non-GAAP net loss per share guidance for the first quarter of fiscal 2011. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following item from all of its non-GAAP financial measures:
•	Deferred tax asset valuation allowance charges
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company’s results have underperformed or exceeded expectations.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000